Exhibit 99.1
FOR IMMEDIATE RELEASE

Adams Resources & Energy, Inc. Announces First Quarter
2024 Results and Declares Quarterly Dividend

Houston, Texas (Wednesday, May 8, 2024) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”), a company engaged in marketing, transportation, logistics and repurposing of crude oil, refined products and dry bulk materials, today announced operational and financial results for the quarter ended March 31, 2024. The Company also declared a quarterly cash dividend of $0.24 per common share.

First Quarter 2024 Financial Summary

•Total revenue of $661.1 million, versus $650.2 million for the first quarter of 2023.

•Net loss for the quarter improved $1.5 million year over year to ($0.5) million, or ($0.19) per common share.

•EBITDA for the quarter improved $1.6 million year over year to $6.0 million, versus $4.4 million for the first quarter of 2023. Both net loss and EBITDA include $1.8 million of inventory liquidation gains for the first quarter of 2024 versus $1.0 million of inventory valuation losses for the first quarter of 2023.

•Cash and cash equivalents were $36.6 million as of March 31, 2024, versus $33.3 million at December 31, 2023.

•Liquidity of $83.6 million at March 31, 2024, versus $80.3 million at December 31, 2023.

•Paid dividends of $0.24 per share.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled to net (losses) earnings in the financial tables later in this release.

“We are encouraged by the multiple signs of progress experienced across our business this quarter, especially on the margin side, as we continue to respond to the ongoing macroeconomic headwinds,” said Kevin Roycraft, President & CEO of Adams. “We increased volumes and strengthened our margins within our oil segments and are optimistic these trends can continue throughout the year. We are also beginning to see signs of recovery in the chemical transport markets which could lead to a reversal of rate decreases from last year. We believe we are well-positioned to benefit when the economy improves, and confident in our ability to deliver long-term value to our shareholders.”

Additional Operational Highlights

•In the first quarter, Adams’ crude oil marketing subsidiary, GulfMark Energy, Inc. (“GulfMark”), marketed 64,634 barrels per day (“bpd”) of crude oil during the first quarter of 2024, compared to 94,030 bpd during the first quarter of 2023 and 73,381 bpd during the fourth quarter of 2023. The decrease in volumes was largely driven by GulfMark’s exit from the Red River trucking operations in the fourth quarter of 2023.

•The collective fleet of Service Transport Company (“Service Transport”), Adams’ liquid chemicals, pressurized gases, asphalt and dry bulk transportation subsidiary, traveled 6.29 million miles during the first quarter of 2024, versus 6.55 million miles during the first quarter of 2023 and 6.13 million miles during the fourth quarter of 2023.

•Adams’ crude oil pipeline and storage segment, which includes the Victoria Express Pipeline System, throughput was 11,256 bpd for the first quarter of 2024, compared to 10,088 bpd for the first quarter of 2023 and 9,377 bpd for the fourth quarter of 2023, and terminalling volumes were 11,544 bpd for the first quarter of 2024, compared to 10,395 bpd in the first quarter of 2023, and 9,589 bpd for the fourth quarter of 2023.

•Adams’ remained solidly positioned with 329,287 barrels of crude oil inventory at March 31, 2024, compared to 267,731 barrels at December 31, 2023.

Capital Investments and Dividends

During the first quarter of 2024, the Company had capital expenditures of $6.2 million primarily for the purchase of seventeen tractors, thirteen trailers and other various equipment. In addition, Adams paid dividends of $0.7 million, or $0.24 per common share.

As part of Adams’ on-going capital allocation strategy, the Board of Directors declared a quarterly cash dividend for the first quarter of 2024 of $0.24 per common share, payable on June 28, 2024, to shareholders of record as of June 14, 2024.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release and accompanying schedules include the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA). The accompanying schedules provide a reconciliation of EBITDA to net earnings (losses), its most directly comparable financial measure calculated and presented in accordance with GAAP. The Company defines EBITDA as net earnings (or losses) before interest income or expense, income tax and depreciation and amortization expense. Company management believes this measure is a useful indicator of the financial performance of our business and uses this measurement as an aid in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Management also believes that EBITDA is useful to investors as it is a measure commonly used by other companies in our industry and provides a comparison for investors for the Company’s performance relative to its competitors. Our non-GAAP financial measure should not be considered as an alternative to net income or any other measure of financial performance calculated and presented in accordance with GAAP. Adams’ non-GAAP financial measure may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Adams does.

Conference Call

The Company will host a conference call to discuss its first quarter results on Thursday, May 9, 2024 at 9:00 a.m. ET (8:00 a.m. CT). To participate in the live conference call, dial 1-844-413-3976 (Toll-Free) within the U.S., or 1-412-317-1802 (Toll-Required) outside the U.S., or log into the webcast, available on Adams’ investor relations website at adamsresources.com/investor-relations. A replay will also be available on the Company’s website or by dialing 1-877-344-7529 (Toll-Free) within the U.S., or 1-412-317-0088 (Toll-Required) outside the U.S. and entering code 2340534.

About Adams Resources & Energy, Inc.

Adams Resources & Energy, Inc. is engaged in crude oil marketing, transportation, terminalling and storage, tank truck transportation of liquid chemicals and dry bulk, interstate bulk transportation logistics of crude oil, condensate, fuels, oils and other petroleum products and recycling and repurposing of off-specification fuels, lubricants, crude oil and other chemicals through its subsidiaries, GulfMark Energy, Inc., Service Transport Company, Victoria Express Pipeline, LLC, GulfMark Terminals, LLC, Firebird Bulk Carriers, Inc. and Phoenix Oil, Inc. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, capital deployment plans and other aspects of our operations or operating results as well as future industry developments and economic conditions. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results or conditions, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, and any other risk factors included in Adams’ reports filed with the Securities and Exchange Commission. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

Investor Relations Contact

John Beisler or Steven Hooser
Three Part Advisors
(817) 310-8776

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2024	2023
Revenues:
Marketing	$623,824	$608,476
Transportation	23,231	26,445
Pipeline and storage	4	—
Logistics and repurposing	13,991	15,241
Total revenues	661,050	650,162

Costs and expenses:
Marketing	615,591	604,494
Transportation	20,150	22,413
Pipeline and storage	697	938
Logistics and repurposing	13,837	13,125
General and administrative	4,781	4,772
Depreciation and amortization	6,355	7,050
Total costs and expenses	661,411	652,792

Operating losses	(361)	(2,630)

Other income (expense):
Interest and other income	561	204
Interest expense	(793)	(696)
Total other income (expense), net	(232)	(492)

Losses before income taxes	(593)	(3,122)
Income tax benefit	95	1,123

Net losses	$(498)	$(1,999)

Losses per share:
Basic net losses per common share	$(0.19)	$(0.79)
Diluted net losses per common share	$(0.19)	$(0.79)

Dividends per common share	$0.24	$0.24

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$36,603	$33,256
Restricted cash	11,664	11,990
Accounts receivable, net of allowance for credit losses	185,296	164,295
Inventory	27,326	19,827
Prepayments and other current assets	2,538	3,103
Total current assets	263,427	232,471

Property and equipment, net	104,659	105,065
Operating lease right-of-use assets, net	5,385	5,832
Intangible assets, net	7,563	7,985
Goodwill	6,673	6,673
Other assets	3,124	3,308
Total assets	$390,831	$361,334

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$219,421	$183,102
Current portion of finance lease obligations	6,251	6,206
Current portion of operating lease liabilities	2,508	2,829
Current portion of long-term debt	2,500	2,500
Other current liabilities	15,492	16,150
Total current liabilities	246,172	210,787
Other long-term liabilities:
Long-term debt	16,750	19,375
Asset retirement obligations	2,529	2,514
Finance lease obligations	18,087	19,685
Operating lease liabilities	2,883	3,006
Deferred taxes and other liabilities	12,756	13,251
Total liabilities	299,177	268,618

Commitments and contingencies

Shareholders’ equity	91,654	92,716
Total liabilities and shareholders’ equity	$390,831	$361,334

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	March 31,
	2024	2023
Operating activities:
Net losses	$(498)	$(1,999)
Adjustments to reconcile net losses to net cash
provided by operating activities:
Depreciation and amortization	6,355	7,050
Gains on sales of property	(337)	(31)
Provision for credit losses	(23)	(3)
Stock-based compensation expense	307	283
Deferred income taxes	(504)	(1,424)
Net change in fair value contracts	—	(487)
Changes in assets and liabilities:
Accounts receivable	(20,978)	30,916
Accounts receivable/payable, affiliates	—	(31)
Inventories	(7,499)	4,644
Prepayments and other current assets	565	90
Accounts payable	36,291	(12,653)
Accrued liabilities	(599)	(2,514)
Other	(17)	(134)
Net cash provided by operating activities	13,063	23,707

Investing activities:
Property and equipment additions	(6,152)	(1,900)
Proceeds from property sales	962	441
Net cash used in investing activities	(5,190)	(1,459)

Financing activities:
Borrowings under Credit Agreement	—	18,000
Repayments under Credit Agreement	(2,625)	(18,625)
Principal repayments of finance lease obligations	(1,553)	(1,576)
Net proceeds from sale of equity	—	549
Dividends paid on common stock	(674)	(681)
Net cash used in financing activities	(4,852)	(2,333)

Increase in cash and cash equivalents, including restricted cash	3,021	19,915
Cash and cash equivalents, including restricted cash, at beginning of period	45,246	31,067
Cash and cash equivalents, including restricted cash, at end of period	$48,267	$50,982

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended
	March 31,
	2024	2023
Reconciliation of EBITDA to Net (Losses) Earnings:
Net losses	$(498)	$(1,999)
Add (subtract):
Interest income	(561)	(204)
Interest expense	793	696
Income tax benefit	(95)	(1,123)
Depreciation and amortization	6,355	7,050
EBITDA	$5,994	$4,420

###